UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 24, 2015 (August 21, 2015)

KEY ENERGY SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08038	04-2648081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 McKinney Street, Suite 1800

Houston, Texas 77010

(Address of Principal Executive Offices and Zip Code)

713-651-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2015, Key Energy Services, Inc. (the “Company”) issued a press release announcing that its Board of Directors (the “Board”) approved a CEO succession plan and certain corporate governance changes on August 21, 2015. Under the succession plan, it is anticipated that Robert Drummond, the Company’s President and Chief Operating Officer, will assume the role of Chief Executive Officer no later than December 31, 2016, succeeding Richard J. Alario, who has informed the Board of his intention to retire next year. As part of this transition, the Board has split the positions of Chairman of the Board and Chief Executive Officer and has elected director Mark H. Rosenberg Chairman of the Board effective immediately. Mr. Alario will continue as Chief Executive Officer and a member of the Board of Directors. Due to the appointment of a non-executive Chairman, Ralph S. Michael, III has stepped down as Lead Director. A copy of the press release is attached as Exhibit 99.1 to this report.

Effective August 21, 2015 (the “Effective Date”), the Company, Key Energy Services, LLC and Mr. Alario entered into a Letter Agreement Regarding Continued Employment Terms (the “Letter Agreement”). The Letter Agreement sets forth the circumstances of Mr. Alario’s continued employment and future retirement from employment with Key and the benefits due upon such retirement. The Letter Agreement amends and supersedes the terms and provisions of Mr. Alario’s Employment Agreement entered into December 31, 2007, as amended March 29, 2010 (the “Employment Agreement”) as necessary to give effect to the terms and provisions of the Letter Agreement. The Letter Agreement provides that Mr. Alario shall resign as Chairman of the Board on the Effective Date and remain a member of the Board and continue in his capacity as Chief Executive Officer until December 31, 2016, or such earlier date the Board requests his resignation (the “Retirement Date”), at which time he shall resign his position as member of the Board and Chief Executive Officer. Mr. Alario’s compensation and benefits until the Retirement Date shall be no less favorable than that those received prior to the Effective Date. On the Retirement Date, Mr. Alario will receive severance in an aggregate amount equal to three (3) times his base salary then in effect payable in thirty-six (36) equal monthly installments, continuation of benefits as provided in the Employment Agreement and equity-based incentives to be vested in accordance with the Employment Agreement (the “Severance”). In the event the Board requests Mr. Alario’s resignation prior to the Retirement Date or Mr. Alario terminates his employment for Good Reason, Mr. Alario shall receive the Severance plus base salary that would have been paid from the date of termination through December 31, 2016, provided that the Severance shall not be increased by more than six (6) months of base salary. In the event a change of control occurs and Mr. Alario terminates his employment for Good Reason, or the Company terminates him not for Cause or terminates him for Disability, any of which occurs within one year after the change in control, or the Retirement Date occurs within one year after a change in control, Mr. Alario shall be entitled to the Severance plus one (1) times base salary paid in a lump sum paid on the date that is sixty days after the date of termination. The Letter Agreement also contains certain covenants regarding cooperation with government investigations. The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement attached to this report as Exhibit 10.1.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 21, 2015, the Board amended and restated the by-laws (the “By-laws”) of the Company to: (i) provide for the election of a non-employee Chairman of the Board; and (ii) revise and clarify the By-laws’ provisions regarding the powers and duties of the Chief Executive Officer and the President of the Company. The foregoing summary of the amendment to the By-laws is qualified in its entirety by reference to the full text of the amended By-laws attached to this report as Exhibit 3.1 and incorporated by reference herein.

Item 8.01 Other Events

Effective August 21, 2015, the Board of Directors established a Finance Committee. The Finance Committee will assist the Board and provide a resource for management in connection with the Board’s oversight of the Company’s short and long term financial activities. The Finance Committee’s charter is available on the Company’s website, www.keyenergy.com, under “company/corporate-governance”.

In connection with the appointment of a non-executive Chairman of the Board and establishment of the Finance Committee, the Company revised its Corporate Governance Guidelines to (i) clarify the role of the non-executive Chairman of the Board, including eliminating the need for a lead director role in the event the Chairman of the Board is an independent director, and (ii) reflect the establishment of the Finance Committee. The Company also revised the Audit Committee’s charter to remove responsibilities now included in the Finance Committee’s charter. The revised Corporate Governance Guidelines and Audit Committee charter are available on the Company’s website, www.keyenergy.com, under “company/corporate-governance”.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

3.1	Ninth Amended and Restated By-laws of Key Energy Services, Inc. as amended August 21, 2015.

10.1	Letter Agreement Regarding Continued Employment Terms, effective as of August 21, 2015, between Key Energy Services, Inc., Key Energy Services, LLC and Richard J. Alario.

99.1	Press Release of Key Energy Services, Inc. issued August 24, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Date: August 24, 2015	By:	/s/ J. Marshall Dodson
Sr. Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Ninth Amended and Restated By-laws of Key Energy Services, Inc. as amended August 21, 2015.

10.1	Letter Agreement Regarding Continued Employment Terms, effective as of August 21, 2015, between Key Energy Services, Inc., Key Energy Services, LLC and Richard J. Alario.

99.1	Press Release of Key Energy Services, Inc. issued August 24, 2015.